As filed with the Securities and Exchange Commission on September 14, 1999
                                          Registration No. 333-83125

               U.S. SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.

                              FORM SB-2
       REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                          (Amendment No. 2)

                     FIRST GROWTH INVESTORS, INC.
            (Name of small business issuer in its charter)

        Nevada                                                  87-0569467
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)


           2508 South 1300 East, Salt Lake City, Utah 84106
                            (801) 466-7808
(Address and telephone number of principal executive offices and place of business)


                              Glen Ulmer
           2508 South 1300 East, Salt Lake City, Utah 84106
                            (801) 466-7808
      (Name, address and telephone number of agent for service)


                              Copies to:
                   Thomas G. Kimble & Van L. Butler
                    THOMAS G. KIMBLE & ASSOCIATES
                     311 South State Street, #440
                      Salt Lake City, Utah 84111
                            (801) 531-0066


APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.
                   CALCULATION OF REGISTRATION FEE
                        (previously submitted)

Title of Each Class  Amount to be Proposed Maximum    Proposed Maximum Amount
of Securities to be  Registered   Offering Price/Unit Aggregate Price  of fee
Registered

Warrants; underlying 1,000,000   $ 1.00               $ 1,000,000      $278.00
Common Stock

     TOTALS                                                             278.00

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

                     FIRST GROWTH INVESTORS, INC.
                   1,000,000 SHARES OF COMMON STOCK
              UNDERLYING COMMON STOCK PURCHASE WARRANTS

     Our company, First Growth Investors, Inc., has registered:

bullet 1,000,000 warrants, to be distributed as soon as practicable after the date of this prospectus to common stockholders of record as of __________, 1999.
bullet 1,000,000 shares of common stock, issuable upon exercise of the warrants, at $1.00 per share underlying warrants.

     Each warrant allows you to purchase one share of our common stock, at any time until June 30, 2002, if this prospectus is still current or has been updated. Whether a current prospectus is in effect or not, we can call and redeem the warrants for $.01 per warrant, on 30 days notice, at any time after the date of this prospectus.

     Our common stock is quoted on the NASD Electronic Bulletin Board under the Symbol "FGIV". The current bid price quotation is $.40.

     We are a new company formed to engage in the business of buying and reselling fine wines, and holding the wines for investment appreciation and eventual resale. See "Business."


YOU SHOULD NOT PURCHASE THESE SECURITIES IF YOU CANNOT AFFORD TO RISK THE LOSS OF YOUR ENTIRE INVESTMENT. INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.


    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
     SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
         SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY
              OF THE PROSPECTUS.  ANY REPRESENTATION TO
                THE CONTRARY IS A CRIMINAL OFFENSE.

Warrants will be distributed without cash consideration. Shares of common stock will be offered only to holders of the warrants, and will be sold by First Growth Investors without any underwriting discounts or other commissions. The offering price is payable in cash upon exercise of the warrants. No minimum number of warrants must be exercised, and no assurance exists that any warrants will be exercised.

      The date of this prospectus is                     , 1999

     TABLE OF CONTENTS                                            Page

PROSPECTUS SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . 3

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

DILUTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

COMPARATIVE DATA . . . . . . . . . . . . . . . . . . . . . . . . . . 7

USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . . . 8

MARKET INFORMATION & DIVIDEND POLICY . . . . . . . . . . . . . . . . 8

MANAGEMENT'S DISCUSSION AND ANALYSIS . . . . . . . . . . . . . . . . 9

BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . .12

MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . .13

CERTAIN TRANSACTIONS . . . . . . . . . . . . . . . . . . . . . . . .14

PRINCIPAL SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . .15

DESCRIPTION OF SECURITIES. . . . . . . . . . . . . . . . . . . . . .15

PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . .18

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . .19

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .19

FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . F-1

                          PROSPECTUS SUMMARY

       This summary highlights important information. As a summary, it is necessarily incomplete and does not contain all the information you should consider before investing. You should read the entire Prospectus carefully.

                              OUR COMPANY

       First Growth Investors is engaged in the business of buying and reselling fine wines, and holding these wines for investment appreciation and eventual resale. See "Business."

       Our address is 2508 South 1300 East, Salt Lake City, Utah 84106. Our telephone number is (801) 466-7808.

                              THE OFFERING

  Securities         1,000,000 shares of our common stock, underlying
  offered            warrants. See   "Description of Securities".

  Offering Prices    $1.00 per share underlying the warrants.

  Plan of Distribution Shares will be offered and sold without any discounts or
                     other commissions, to holders of the
                     warrants, when they
                     exercise them.  See "Plan of Distribution."

  Use of Proceeds    We could receive as much as $1,000,000
                     from sale of the
                     1,000,000 shares of common stock
                     issuable upon exercise of
                     the warrants, if all warrants are
                     exercised.  Any proceeds will
                     be used generally to provide additional
                     working capital, but
                     have not been specifically allocated,
                     inasmuch as we are not
                     assured any warrants will be exercised.

  Transfer Agent     Interwest Transfer Company, Inc., 1981
                     East 4800 South,
                     Suite 100, Salt Lake City, Utah 84117,
                     (801) 272-9294.

  Securities OutstandingWe are authorized to issue up to
                     24,000,000 shares of
                     common stock and presently have
                     2,000,000 shares of
                     common stock issued and outstanding. We
                     have reserved
                     from our authorized capital 1,000,000
                     shares of common
                     stock for issuance upon exercise of the
                     warrants.  We are
                     also authorized to issue up to
                     1,000,000 shares of Preferred
                     Stock in one or more series with rights
                     and preferences as
                     the Board of
                     Directors may
                     designate.  The
                     Board of
                     Directors has not
                     designated any
                     series of preferred stock.

  Warrants Each warrant allows you to purchase one share of common stock at any time until June 30, 2002, if this prospectus is still current or has been updated. The exercise price is $1.00 per share, with adjustment in certain events. Each of the warrants is callable and can be redeemed by us for $.01 per warrant on 30 days notice at any time after the date of this prospectus. See "Description of Securities - Warrants."

  Risk Factors       An investment in First Growth Investors
                     is highly
                     speculative. You will suffer
                     substantial dilution in the book
                     value per share of the common stock
                     compared to the
                     purchase price.  If substantial funds
                     are not received from
                     exercise of the warrants, of which
                     there is no assurance, we
                     may require additional funding for
                     which we have no
                     commitments.  No person should invest
                     who cannot afford
                     to risk loss of the entire investment.
                     See "Risk Factors."

                             RISK FACTORS

     The securities involve a high degree of risk. You should carefully consider the following risk factors and all other information in this prospectus before investing in First Growth Investors.

     WE DEPEND ON OTHERS FOR ADVICE ABOUT THE WINE INDUSTRY. Management has no prior experience with or knowledge of the wine industry and will have to rely on advice from others on the selection of wines to purchase for investment and the timing of purchase and sale. There is no assurance that we will be able, with any advice we may receive, to select wines to purchase and hold for investment that will appreciate in value enough to generate a profit upon sale.

     OUR ARTICLES OF INCORPORATION AND BYLAWS LIMIT THE LIABILITY OF OFFICERS AND DIRECTORS, AND REQUIRE INDEMNIFICATION. This will limit your ability as shareholders to hold officers and directors liable and collect monetary damages for breaches of fiduciary duty, and requires us to indemnify officers and directors to the full extent permitted by law. Officers and directors have no personal liability for breach of their fiduciary duties, except for a breach of their duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, unlawful payment of dividends or unlawful stock purchases or redemptions, or any transaction from which a director derives an improper personal benefit. See "Certain Transactions - Indemnification and Limitation of Liability of Management".

     YOU ARE NOT ASSURED THAT ANY PROCEEDS WILL BE RECEIVED FROM EXERCISE OF WARRANTS. This increases your risk if you do exercise your warrants, because you are not assured that any additional warrants will be exercised or that we will receive further funding. Proceeds may not be sufficient to defray offering expenses. Because no minimum number of warrants must be exercised there is no escrow of funds. Any proceeds received will immediately be retained by us to be used in our business. The amount of capital currently available to us is limited. In the event any proceeds from this offering and our existing capital are not sufficient to enable us to develop and expand our business and generate a profit, we may need additional financing, for which we have no commitments or arrangements from commercial lenders or other sources.

     YOU CAN EXERCISE YOUR WARRANTS ONLY IF THIS PROSPECTUS IS EFFECTIVE AND CURRENT AND THE EXERCISE IS PERMITTED UNDER THE SECURITIES LAWS OF YOUR STATE. We intend to update the prospectus as necessary to keep it current and maintain federal and state registration or qualification for the exercise, but may not be able to do so when you wish to exercise. Whether a current prospectus is in effect or not, the warrants are redeemable for $.01 per warrant at any time. If redeemed when no current prospectus is in effect, you will have no opportunity to exercise the warrants, but will be compelled to accept the nominal redemption price.

     YOU WILL SUFFER SUBSTANTIAL DILUTION IN THE PURCHASE PRICE OF YOUR STOCK COMPARED TO THE NET TANGIBLE BOOK VALUE PER SHARE IMMEDIATELY AFTER THE PURCHASE. The exact amount of dilution will vary depending upon the number of warrants exercised. The fewer warrants exercised, the greater dilution will be on the warrants that are exercised. See "Dilution."

     TO THE EXTENT AUTHORIZED, DIRECTORS CAN ISSUE ADDITIONAL COMMON AND/OR PREFERRED STOCK WITHOUT FURTHER SHAREHOLDER APPROVAL. Issuance of additional common stock in the future will reduce the proportionate ownership and voting power of your common stock. Designation and issuance of series of preferred stock in the future will create additional securities with dividend and liquidation preferences over common stock. We are authorized to issue 24,000,000 shares of common stock and 1,000,000 shares of preferred stock, the rights and preferences of which may be designated in series by our Board of Directors. The Board of Directors has not designated any series or issued any shares of preferred stock. See "Description of Securities."

     THE ABILITY OF DIRECTORS, WITHOUT STOCKHOLDER APPROVAL, TO ISSUE ADDITIONAL SHARES OF COMMON STOCK AND/OR PREFERRED STOCK COULD BE USED AS ANTI-TAKEOVER MEASURES. These provisions could prevent, discourage or delay a takeover attempt and result in stockholders receiving less for their stock than they otherwise might. See "Description of Securities".

     EXERCISING WARRANT HOLDERS ARE NOT ASSURED THEY WILL BE ABLE TO SELL THEIR COMMON STOCK IN THE FUTURE AT A PRICE WHICH EQUALS OR EXCEEDS THE EXERCISE PRICE. The exercise price of the warrants was arbitrarily determined by us and set at a level substantially in excess of prices recently paid for securities of the same class. The price bears no relationship to our assets, book value, net worth or other economic or recognized criteria of value. In no event should the exercise price be regarded as an indicator of any future market price of our securities.

     YOU ARE NOT ASSURED THAT AN ACTIVE TRADING MARKET WILL DEVELOP OR THAT
IF A MARKET DOES DEVELOP, THAT IT WILL CONTINUE. Although our common stock is eligible for quotation on the Electronic Bulletin Board maintained by the NASD, there has been no active public trading market. As a result, an investment in our common stock may be totally illiquid and you may not be able to liquidate your investment readily or at all when you need or desire to sell.

     SALES OF SUBSTANTIAL AMOUNTS OF COMMON STOCK IN THE PUBLIC MARKET COULD ADVERSELY AFFECT THE MARKET PRICE. 250,000 of the 2,000,000 shares of our common stock presently outstanding are freely tradeable, and all of the remaining shares are eligible for public resale under Rule 144 promulgated under the Securities Act of 1933. See "Shares Eligible for Future Sale".

     OUR COMMON STOCK IS CONSIDERED A LOW PRICED SECURITY UNDER RULES PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION. Under these rules, broker-dealers participating in transactions in these securities must first deliver a risk disclosure document which describes risks associated with these stocks, broker-dealers' duties, customers' rights and remedies, market and other information, and make suitability determinations approving the customers for these stock transactions based on financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing, provide monthly account statements to customers, and obtain specific written consent of each customer. With these restrictions, the likely effect of designation as a low priced stock is to decrease the willingness of broker-dealers to make a market for the stock, to decrease the liquidity of the stock and increase the transaction cost of sales and purchases of these stocks compared to other securities.

                               DILUTION

     Dilution is the difference between the warrant exercise price of $1.00 per share, and the net tangible book value per share of common stock immediately after its purchase. Net tangible book value per share is calculated by subtracting total liabilities from total assets less intangible assets, and then dividing by the number of shares of common stock then outstanding. Based on the June 30, 1999, financial statements of First Growth Investors, net tangible book value was $61,607 or about $.03 per common share. Before exercise of any warrants, 2,000,000 shares of common stock are outstanding.

     If all warrants were to be exercised, which is not assured, 3,000,000 shares of common stock would then be outstanding. The estimated pro forma net tangible book value (which gives effect to receipt of the net proceeds from exercise and issuance of the underlying shares of common stock, but does not take into consideration any other changes in net tangible book value after June 30, 1999), would then be $1,041,607 or about $.35 per share. This would result in dilution to persons exercising warrants of $.65 per share, or 65% of the exercise price of $1.00 per share. Net tangible book value per share would increase to the benefit of present stockholders from $.03 before the offering to $.35 after the offering, or an increase of $.32 per share attributable to exercise of the warrants.

     The following table shows the estimated net tangible book value ("NTBV") per share after exercise of the warrants and dilution to persons purchasing the underlying common stock.

Exercise of all warrants:

Warrant exercise price/share                    $1.00

NTBV/share before exercise           $.03

Increase attributable to warrant exercise .32

Pro forma NTBV/share after exercise                .35

Dilution                                        $ .65


     If less than all the warrants are exercised, dilution to the exercising warrant holders will be greater than the amount shown. The fewer warrants exercised, the greater dilution will be.

                           COMPARATIVE DATA

     The following chart shows prices paid for, and proportionate ownership in First Growth Investors represented by, common stock purchased since inception by initial shareholders and other present shareholders, compared to the price that will be paid and proportionate ownership represented by common stock that will be acquired by exercising warrant holders, assuming all warrants are exercised.

                  Shares    PercentCash Paid Percent Price/share
                  Owned

Initial           1,750,000 58.3%     $ 5,050    .5%    $.0029
Shareholders

Other Shareholders  250,000  8.3%    $ 50,000   4.7%   $ .20

Warrant Holders   1,000,000 33.3%  $1,000,000  94.8%   $1.00



                           USE OF PROCEEDS

     The net proceeds from the sale of the shares of common stock underlying the warrants at the exercise price of $1.00 per share will vary depending upon the total number of warrants exercised. If all warrants were to be exercised,
we would receive gross proceeds of $1,000,000.   We have no assurance that all
or any warrants will be exercised. Regardless of the number of warrants exercised, we expect to incur offering expenses estimated at $20,000 for legal, accounting, printing and other costs in connection with the offering. Inasmuch as there is no assurance that all or any warrants will be exercised nor any requirement that any minimum number of the warrants be exercised, there are no escrow provisions. Any proceeds that are received will be immediately available to provide additional working capital to be used for general corporate purposes. Proceeds have not been specifically allocated, and the exact uses of the proceeds will depend on the amounts received and the timing of receipt. Management's general intent is to use whatever additional funds may be generated from warrant exercise to finance further development and expansion of our business by investing all available proceeds in additional vintages of select wines.

                 MARKET INFORMATION & DIVIDEND POLICY

     Our common stock is quoted on the National Association of Securities Dealers, Inc. Electronic Bulletin Board under the symbol FGIV, but has not been traded in the over-the-counter market except on a very limited and sporadic basis. The only bid quotation has been $.40. The above price represents interdealer quotations, without retail markup, markdown or commissions, and may not represent actual transactions. As of September 8, 1999, there were about 44 record holders of our common stock.

DIVIDEND POLICY

     First Growth Investors has not previously paid any cash dividends on common stock and does not anticipate or contemplate paying dividends on common stock in the foreseeable future. Our present intention is to utilize all available funds for the development of our business. The only restrictions that limit the ability to pay dividends on common equity or that are likely to do so in the future, are those restrictions imposed by law. Under Nevada corporate law, no dividends or other distributions may be made which would render a company insolvent or reduce assets to less than the sum of liabilities plus the amount needed to satisfy outstanding liquidation preferences.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS

     The following discussion and analysis should be read in conjunction with our financial statements and the notes associated with them contained elsewhere in this prospectus. This discussion should not be construed to imply that the results discussed in this prospectus will necessarily continue into the future or that any conclusion reached in this prospectus will necessarily be indicative of actual operating results in the future. The discussion represents only the best present assessment of management .

PLAN OF OPERATIONS.

     Management's plan of operation for the next twelve months is to continue using existing capital and any funds from exercise of warrants in this offering to acquire another inventory of select wines to hold for investment and resale, and also to provide general working capital during the next twelve months. Under this plan of operations First Growth Investors has no specific capital commitments and the timing of capital expenditures will depend upon the receipt of additional funds from warrant exercise or elsewhere, none of which is assured. Cash flows will also depend upon the timing of sale of the wines, which is also not assured, and receipt of the proceeds from these sales. We have not determined how long existing capital can satisfy any cash requirements, but we do not presently anticipate that we will have to raise additional funds within the next twelve months. While we do not anticipate any need to raise additional capital, we believe First Growth Investors will have the opportunity to invest whatever additional funds may be received from the exercise of warrants in purchasing additional vintages of investment grade wines. We do not anticipate any capital commitments for product research and development or significant purchases of plant or equipment, or any change in the number of employees.

     Initially, we purchased eleven different vintages of investment grade wines at a cost of $54,588. During the first quarter of 1999, we sold these wines for $76,138. We made these purchases, and all purchases to date, from non affiliated third parties. We did not purchase any of the inventory from, or sell any of the inventory to, persons affiliated with First Growth Investors.

                               BUSINESS

HISTORY AND DEVELOPMENT OF FIRST GROWTH INVESTORS

     First Growth Investors, Inc. was recently incorporated under the laws of the State of Nevada on September 9, 1997. In connection with the organization, the founders contributed $5,050 cash to initially capitalize First Growth Investors in exchange for 1,750,000 shares of common stock.

     On October 15, 1997, First Growth Investors commenced a public offering of up to 250,000 shares of its common stock, in reliance upon Rule 504 of Regulation D, promulgated by the U.S. Securities & Exchange Commission under the Securities Act of 1933. The offering closed in November, 1997. We sold 250,000 shares of common stock, at $.20 per share, and raised gross proceeds of $50,000 increasing the total issued and outstanding common stock to 2,000,000 shares.

INDUSTRY BACKGROUND

     First Growth Investors was formed to take advantage of what management believes is a money making opportunity that can be realized through buying, selling and investing in select vintages of wines. The philosophy is simple; buy California's and France's premier red wines when they are first released and hold them for investment, appreciation and later resale, then sell the wines after a 12 to 24 month period. It is anticipated, but we cannot assure, that the appreciation of the wines will be greatest within this period. We will then take any proceeds from investment, roll it over, and reinvest in the next release of the wines.

     Generally, First Growth Investors intends to purchase the actual wines directly from suppliers rather than purchasing futures contracts. Management is aware of companies that supply wines for various purposes including investment, from which First Growth Investors will generally acquire the wines it will hold for investment. These companies conduct research regarding the world's top wines and will provide educated recommendations to management about the specific wines that can be purchased for investment and are likely to appreciate in value over time. These companies buy and sell wines held for investment from collectors and charge a commission of 10% to 15% for the services. They also typically provide for a fee suitable temperature controlled storage facilities in which to keep the wines while they age.

     To date, First Growth Investors has purchased and sold its wine investments through Nevada Wine Company, using the brokerage and other services provided by that company. Nevada Wine Company is a six year old Las Vegas based company that supplies wine for many large and small businesses and also sells many of the world's finest wines to collectors or to others who just want a good bottle of wine to drink. These wines range from good inexpensive wine to wines worth hundreds of dollars.

     In November, 1997, First Growth Investors used the proceeds of its recently completed offering to purchase several vintages of investment grade wines. These were all sold during the first quarter of 1999. In July and August of 1999, First Growth Investors reinvested the amounts received or to be received from the initial sales in other vintages of investment grade wines, which it is still holding.

     The following table shows the wine investments First Growth Investors has purchased and sold so far.

  Qty  Description                    Price         Sale Price     Profit

  198  1994 Opus One                 17,014.14      25,740.00     8,725.86
   60  1994 Caymus Special Select     6,330.00       9,540.00     3,210.00
   48  1994 Joseph Phelps Insignia    3,036.00       4,320.00     1,284.00
    1  1994 Dalle Valle Maya            287.50         400.00       112.50
   84  1994 Caymus Special Select     9,240.00      13,356.00     4,116.00
    3  1993 Beringer Reserve 3.0 1    1,035.00       1,200.00       165.00
   10  Turley Zinfandel & Petite        920.00       1,350.00       430.00
   24  1994 Silverado Cabernet        1,440.00       1,728.00       288.00
  126  1994 Robert Mondavi Res. Ca    7,560.00      10,080.00     2,520.00
   36  1994 Opus One                  3,105.00       4,680.00     1,575.00
   24  1994 Hartwell                  3,120.00       3,744.00       624.00
  276  1990 Dom Perignon             35,880.00   Holding
  174  1990 Dom Perignon             22,620.00   Holding

     Wine investing, or using wines as an investment vehicle, is based on the principle of aging. Some wines are believed by professional connoisseurs to benefit from the aging process. As a result, these wines have the potential to become more valuable with the passage of time. Most investment grade wines are red wines, because white wines generally do not benefit from aging. Aging allows a fine red wine, on the other hand, to develop distinctive traits which are highly valued by connoisseurs. As a result of this aging process, the vintages of wines that are sought after as investment grade wines may increase several times in value as they are aged over a period of years, especially if the wines achieve a "First Growth" or top ranked classification as they are aged.

     There is absolutely no assurance that First Growth Investors will be successful in this venture. Management has no prior experience in this business or industry and will have to rely on the advice of others. However, the initial purchase of wines, an investment costing about $50,000.00, was subsequently sold for an amount which generated a gross profit in excess of $20,000. Management believes that any additional funds that may be received from exercise of warrants can similarly be used to increase the amounts of purchases or investments First Growth Investors can make.

COMPETITION

     The business of buying, selling and investing in fine wines is intensely competitive, with many companies who have greater technical expertise, financial resources and marketing capabilities than First Growth Investors.
We are aware of a number of competitors which will compete directly with us. There is no assurance we will be able to overcome competitive disadvantages we face as a small, start up company with limited capital. If we cannot compete effectively, regardless of the success of this offering, we will not succeed.

EMPLOYEES

     As of the date hereof, First Growth Investors has no full-time employees.

FACILITIES

      First Growth Investors has no office facilities and does not presently anticipate the need to lease commercial office space or facilities, but for the time being uses the address of the President as our business address. We may lease commercial office facilities at such time in the future as our operations have developed to the point where the facilities are needed, but we have no commitments or arrangements for any facilities, and there is no assurance regarding the future availability of commercial office facilities or terms on which we may be able to lease facilities in the future, nor any assurance regarding length of time the present arrangement may continue. In connection with the purchase of an inventory of wines to hold for investment and resale, First Growth Investors has leased from third parties or otherwise paid for the use of temperature controlled or otherwise suitable storage facilities for the wines.

                        AVAILABLE INFORMATION

     We filed a registration statement on Form SB-2 with the United States Securities and Exchange Commission, under the Securities Act of 1933, covering the securities in this offering. As permitted by rules and regulations of the Commission, this prospectus does not contain all of the information in the registration statement. For further information regarding both First Growth Investors and the securities in this offering, we refer you to the registration statement, including all exhibits and schedules, which may be inspected without charge at the public reference facilities of the Commission's Washington, D.C. office, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained upon request and payment of prescribed fees.

     As of the date of this prospectus, we became subject to the information requirements of the Securities Exchange Act of 1934. Accordingly, we will file reports and other information with the Commission. These materials will be available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: New York Regional Office, 75 Park Place, New York, New York 10007; Chicago Regional Office, 500 West Madison Street, Chicago, Illinois 60661. Copies of the material may be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet Web site located at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file reports electronically with the Commission. The site is accessible by the public through any Internet access service provider.

     Copies of our Annual, Quarterly and other Reports filed with the Commission, starting with the Quarterly Report for the first quarter ended after the date of this prospectus (due 45 days after the end of the quarter) will also be available upon request, without charge, by writing First Growth

Investors, Inc., 2508 South 1300 East, Salt Lake City, Utah 84106.

                              MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table shows directors, executive officers and other significant employees, their ages, and all offices and positions with First Growth Investors. Each director is elected for a period of one year and thereafter serves until his successor is duly elected by the stockholders and qualifies. Officers and other employees serve at the will of the Board of Directors.

                         Term Served As    Positions
Name of DirectorAge      Director/Officer  With Company

Pam Jowett45                              President & Director
Glen Ulmer55                              Secretary-Treasurer &
                                          Director

     These individuals serve as the officers and directors. A brief description of their positions, proposed duties, background and business experience follows:

     GLEN ULMER is a graduate of Utah Technical College in cosmetology and the Utah College of Massage Therapy, and is nationally certified as a Sports Massage Therapist. Mr. Ulmer has been self-employed since 1977. In the past, Mr. Ulmer has served as an officer and director of numerous public companies. Mr. Ulmer has no prior experience in the business of buying, selling and investing in wines, and will have to rely on the advice of other persons on the purchase of suitable wines. Mr. Ulmer was recently diagnosed with cancer and is undergoing treatment.

     PAM JOWETT is the wife of Glen Ulmer and is joining Mr. Ulmer in management of First Growth Investors. This will not result in any change in management's plan of operations for the business. Ms. Jowett has no prior experience in the business of buying, selling and investing in wines, and will have to rely on the advice of other persons on the purchase of suitable wines. Ms. Jowett has been self employed for many years as a nail technician in the beauty industry.

     There are no arrangements or understandings regarding the length of time a director is to serve in a capacity.

EXECUTIVE COMPENSATION

     First Growth Investors was only recently incorporated, and has not paid any compensation to its executive officers and directors to date. We have no employment agreement with nor key man life insurance on management. Management is entitled to reimbursement of any out of pocket expenses reasonably and actually incurred on our behalf. The officers do not devote full time or a significant amount of time to the affairs of First Growth Investors, are not full time employees and do not receive any salary or wage. There is no assurance regarding the length of time that this arrangement may continue, nor any assurance that the services of the officers will continue to be available for any specified length of time.

                         CERTAIN TRANSACTIONS

     In connection with our organization, officers, directors and other stockholders paid an aggregate of $5,050 cash to purchase 1,750,000 shares of Common Stock at a price of $.0029 per share. See "Principal Shareholders."

     In November 1997, we completed an offering under Regulation D, Rule 504 as promulgated by the Securities and Exchange Commission and sold 250,000 shares of common stock, at $.20 per share, and raised gross proceeds of $50,000. These are free-trading shares.

CONFLICTS OF INTEREST

     Other than as described in this prospectus we do not expect to have significant further dealings with affiliates. However, if there are dealings the parties will attempt to deal on terms competitive in the market and on the same terms that either party would deal with a third person. Presently none of the officers and directors have any transactions which they contemplate entering into with First Growth Investors, aside from the matters described in this prospectus.

     Management will attempt to resolve any conflicts of interest that may arise in favor of First Growth Investors. Failure to do so could result in fiduciary liability to management.

INDEMNIFICATION AND LIMITATION OF LIABILITY OF MANAGEMENT

     The General Corporation Law of Nevada permits provisions in the articles, by-laws or resolutions approved by shareholders which limit liability of directors for breach of fiduciary duty to certain specified circumstances, namely, breaches of their duties of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, unlawful stock purchases, redemptions or payment of dividends, or any transaction from which a director derives an improper personal benefit. Our by-laws indemnify officers and directors to the full extent permitted by Nevada law. With these exceptions the by-laws eliminate personal liability of a director to First Growth Investors or its shareholders for monetary damages for breach of fiduciary duty. Therefore a director cannot be held liable for damages to First Growth Investors or its shareholders for gross negligence or lack of due care in carrying out his fiduciary duties as a director. Our Articles provide for indemnification to the full extent permitted under law which includes all liability, damages and costs or expenses arising from or in connection with service for, employment by, or other affiliation with First Growth Investors to the maximum extent and under all circumstances permitted by law. Nevada law permits indemnification if a director or officer acts in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation. A director or officer must be indemnified as to any matter in which he defends himself successfully. Indemnification is prohibited as to any matter in which the director or officer is adjudged liable to the corporation. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons under these provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Act and is unenforceable.

                        PRINCIPAL SHAREHOLDERS

     The following table contains stock ownership information about officers or directors, and other stockholders who we know to be beneficial owners of more that 5% of our stock. A beneficial owner of stock is any person who has or shares the power to decide how to vote or whether to dispose of the stock.

                         Title of  Amount & Nature of   % of
Name and Address          Class    Beneficial Ownership Class

Glen Ulmer & Pam Jowett   Common   1,575,000 shares      79%
2508 S. 1300 E.
SLC, UT 84106

Lynn Dixon
311 S. State, #460        Common     175,000 shares       9%
SLC, UT 84111

All officers and
directors as a group      Common   1,575,000 shares      79%
(1 person)


     The foregoing amounts include all shares these persons are deemed to beneficially own regardless of the form of ownership. Glen Ulmer & Pam Jowett are husband and wife. Each is considered a beneficial owner of stock held by the other. See "Certain Transactions."

                      DESCRIPTION OF SECURITIES

     The following statements do not purport to be complete and are qualified in their entirety by reference to the detailed provisions of our Articles of Incorporation and Bylaws, copies of which will be furnished to an investor upon written request therefor. See "Additional Information."

COMMON STOCK

     We are presently authorized to issue 24,000,000 shares of common stock. First Growth Investors presently has 2,000,000 shares of common stock outstanding and has reserved from its authorized but unissued shares a sufficient number of shares of common stock for issuance of the shares offered in this offering. The shares of common stock issuable on completion of the offering will be, when issued according to the terms of the offering, fully paid and non-assessable.

     The holders of common stock, including the shares offered in this offering, are entitled to equal dividends and distributions, per share, on the common stock when, as and if declared by the Board of Directors from funds legally available therefor. No holder of any shares of common stock has a pre-emptive right to subscribe for any securities nor are any common shares subject to redemption or convertible into other securities. Upon liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of common stock is entitled to one vote on the election of any director or any other matter upon which shareholders are required or permitted to vote. Holders of our common stock do not have cumulative voting rights, so that the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors, if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors.

PREFERRED STOCK

     We are also presently authorized to issue 1,000,000 shares of Preferred Stock. Under our Articles of Incorporation, , the Board of Directors has the power, without further action by the holders of the common stock, to designate the relative rights and preferences of the preferred stock, and issue the preferred stock in one or more series as designated by the Board of Directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock or the Preferred Stock of any other series. The issuance of Preferred Stock may have the effect of delaying or preventing a change in control without further shareholder action and may adversely effect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock. The Board of Directors effects a designation of each series of Preferred Stock by filing with the Nevada Secretary of State a Certificate of Designation defining the rights and preferences of each series. Documents so filed are matters of public record and may be examined according to procedures of the Nevada Secretary of State, or copies may be obtained from First Growth Investors.

WARRANTS

     First Growth Investors has declared a distribution of 1,000,000 common stock purchase warrants (the "warrants") to shareholders of record as of __________, 1999. The warrants are exercisable at $1.00 per share, before June 30, 2002, subject to effectiveness of registration of the warrants and underlying shares.

          (a) First Growth Investors may redeem all or a portion of the warrants, at $.01 per warrant, at any time upon 30 days' prior written notice to the warrant holders. The warrants may be redeemed whether or not a current registration statement is in effect. Any warrant holder who does not exercise his warrants before the Redemption Date, as set forth on the Notice of Redemption, will forfeit his right to purchase the shares of common stock underlying the warrants, and after the Redemption Date any outstanding warrants referred to in the Notice will become void and be canceled. If not redeemed, the warrants will expire at the conclusion of the exercise period unless extended by us.

          (b) First Growth Investors may at any time, and from time to time, extend the exercise period of the warrants provided that written notice of the extension is given to the warrant holders before the expiration date. Also, First Growth Investors may, at any time, reduce the exercise price by written notification to the holders. We do not presently contemplate any extensions of the exercise period or reduction in the exercise price of the warrants.

          (c) The warrants contain anti-dilution provisions on the occurrence of certain events, such as stock splits or stock dividends. The anti-dilution provisions do not apply in the event of a merger or acquisition. In the event of liquidation, dissolution or winding-up, warrant holders will not be entitled to participate in the assets. Warrant holders have no voting, preemptive, liquidation or other rights of a stockholder, and no dividends may be declared on the warrants.

          (d) The warrants may be exercised by surrendering to First Growth Investors, a warrant certificate evidencing the warrants to be exercised, together with the exercise form duly completed and executed, and paying the exercise price per share in cash or check payable to First Growth Investors. Stock certificates will be issued as soon thereafter as practicable.

          (e) The warrants will not be exercisable unless the warrants and the shares of common stock underlying the warrants are registered or otherwise qualified in applicable jurisdictions.

          (f) The warrants will be nontransferable by their terms, cannot be transferred without the consent of First Growth Investors and will be "restricted securities" under the definition of that term used in Rule
     144. The warrants will be stamped with a restrictive legend.

                   SHARES ELIGIBLE FOR FUTURE SALE

     Of the 2,000,000 shares of our common stock outstanding before the exercise of any warrants, 250,000 shares are currently freely tradeable. In addition, the 1,000,000 shares of common stock underlying the warrants will also be freely tradeable into the public market immediately upon issuance. Sales of substantial amounts of this common stock in the public market could adversely affect the market price of the common stock. Furthermore, all of the remaining shares of common stock presently outstanding are restricted and/or affiliate securities which are not presently, but may in the future be sold, under Rule 144, into any public market that may exist for the common stock. Future sales by current shareholders could depress the market prices of the common stock in any market.

     In general, under Rule 144 as currently in effect, a person (or group of persons whose shares are aggregated), including affiliates of an issuer, can sell within any three-month period, an amount of restricted securities that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or (if the Stock becomes quoted on NASDAQ or a stock exchange), the reported average weekly trading volume during the four calendar weeks preceding the sale; provided, that at least one year has elapsed since the restricted securities being sold were acquired from the issuer or any affiliate of the issuer, and provided further that certain other conditions are also satisfied. If at least two years have elapsed since the restricted securities were acquired from the issuer or an affiliate of the issuer, a person who has not been an affiliate of the issuer for at least three months can sell restricted shares under Rule 144 without regard to any limitations on the amount.

                         PLAN OF DISTRIBUTION

     This prospectus and the registration statement of which it is part relate to the offer and sale of 1,000,000 shares of common stock issuable upon the exercise of the warrants at an exercise price of $1.00 per share. The warrants are being distributed as a dividend on the common stock to all the shareholders of record as of __________, 1999. The warrants are exercisable until June 30, 2002, if this prospectus is still current or has been updated.

     The offering will be managed by First Growth Investors without an underwriter, and the shares are being offered and sold without any discount, sales commissions or other compensation being paid to anyone in connection with the offering. First Growth Investors will pay the costs of preparing, mailing and distributing this prospectus to the holders of the warrants. Brokers, nominees, fiduciaries and other custodians are requested to forward copies of this prospectus to the beneficial owners of securities held of record by them, and the custodians will be reimbursed for their expenses.

     There is no assurance that all or any shares will be sold, nor any requirement, or escrow provisions to assure that, any minimum amount of warrants will be exercised. All funds received upon the exercise of any warrants will be immediately available for our use.

EXERCISE PROCEDURES

     The warrants may be exercised in whole or in part by presentation of the Warrant Certificate, with the Purchase Form on the reverse side filled out and signed at the bottom, together with payment of the Exercise Price and any applicable taxes at the principal office of Interwest Stock Transfer Co., 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117. Payment of the Exercise Price shall be made in lawful money of the United States of America in cash or by cashier's or certified check payable to the order of "First Growth Investors, Inc., Warrant Exercise Account."

     All holders of warrants will be given an independent right to exercise their purchase rights. If, as and when properly completed and duly executed notices of exercise are received by the Transfer Agent and/or Warrant Agent, together with the Certificates being surrendered and full payment of the Exercise Price in cleared funds, the checks or other funds will be delivered to First Growth Investors and the Transfer Agent and/or Warrant Agent will promptly issue certificates for the underlying common stock. It is presently estimated that certificates for the shares of common stock will be available for delivery in Salt Lake City, Utah at the close of business on the tenth business day after the receipt of all required documents and funds.

                            LEGAL MATTERS

     To the knowledge of management, there is no material litigation pending or threatened against First Growth Investors. The validity of the issuance of the shares offered in this offering will be passed upon for First Growth Investors by Thomas G. Kimble & Associates, Salt Lake City, Utah.

                               EXPERTS

     The financial statements of First Growth Investors, included in this prospectus have been examined by David T. Thomson, P.C., independent certified public accountants, as indicated in their report, and are included in this prospectus in reliance on the report given upon the authority of that firm as experts in accounting and auditing.

                    FIRST GROWTH INVESTORS, INC.
                   (A Development Stage Company)

                        FINANCIAL STATEMENTS

                                WITH

                    INDEPENDENT AUDITOR'S REPORT

                    FIRST GROWTH INVESTORS, INC.
                   (A Development Stage Company)


                              CONTENTS


                                                                PAGE


  Independent Auditor's Report                                     1

  Balance Sheets                                                   2

  Statements of Operations                                         3

  Statement of Stockholders' Equity                                4

  Statements of Cash Flows                                         5

  Notes to Financial Statements                                  6-8

  Independent Auditor's Report

  Board of Directors
  FIRST GROWTH INVESTORS, INC.
  Salt Lake City, Utah

  I have audited the accompanying balance sheets of First Growth Investors, Inc. (A development stage company) as of December 31, 1998 and 1997 and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 1998 and from inception (September 9, 1997) to December 31, 1997 and 1998. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on the financial statements based on my audits.

  I conducted my audits in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

  In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Growth Investors, Inc. (A development stage company) as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the year ended December 31, 1998 and from Inception (September 9, 1997) to December 31, 1997 and 1998 in conformity with generally accepted accounting principles.



  /s/ David T. Thomson, P.C.

  Salt Lake City, Utah
  April 19,  1998

                         FIRST GROWTH INVESTORS, INC.
                         (A Development Stage Company)

                                BALANCE SHEETS

                                    ASSETS


                                            June 30 December 31 December 31,
                                               1999      1998        1997
                                           (Unaudited)
CURRENT ASSETS:
  Cash in bank                              $  18,834  $  1,234  $  6,240
  Accounts receivable                          45,718         0         0
  Inventory                                         0    54,588    54,588
  Prepaid expenses                                  0         0       500

    Total Current Assets                       64,552    55,822    61,328

OTHER ASSETS:
  Organization costs, net of amortization of
    $350, $250 and $50,                           650       750       950

    Total Other Assets                            650       750       950

TOTAL ASSETS                                $  65,202  $ 56,572  $ 62,278

                     LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable                          $       0  $      0  $  4,886
  Accrued interest payable                          0         0       130
  Estimated income tax payable                  2,945         0         0
  Note payable                                      0         0    10,250
  Short term advance                                0    11,000         0

    Total Current Liabilities                   2,945    11,000    15,266

STOCKHOLDERS' EQUITY:
  Preferred stock; $.001 par value, 1,000,000
    shares authorized, no shares issued and
    outstanding all periods shown                   0         0         0
  Common Stock; $.001 par value, 24,000,000
    shares authorized 2,000,000 shares issued
    and outstanding all periods shown           2,000     2,000     2,000
  Capital in excess of par value               47,362    47,362    47,362
  Earnings (deficit) accumulated during the
    development stage                          12,895    (3,790)   (2,350)

    Total Stockholders' Equity                 62,257    45,572    47,012

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY  $  65,202  $ 56,572  $ 62,278


The accompanying notes are an integral part of these financial statements.

                         FIRST GROWTH INVESTORS, INC.
                         (A Development Stage Company)

                           STATEMENTS OF OPERATIONS




                                                   From Inception  Earnings
                                   For The          (September 9   (Deficit)
                                 Six Months For The      1997)    Accumulated
                                    Ended  Year Ended     to      During The
                                  June 30 December 31 December 31 Development
                                    1999      1998        1997      Stage
                                (Unaudited)                       (Unaudited)

REVENUE:
  Sales                          $  76,138  $       0   $       0   $  76,138
  Cost of goods sold               (54,588)         0           0     (54,588)

    Gross profit                    21,550          0           0      21,550

EXPENSES:
  Professional fees                  1,805        975       1,000       3,780
  Fees and licenses                     15        221       1,170       1,406
  Interest expense                       0      1,044         130       1,174
  Amortization expense                 100        200          50         350

    Total expenses                   1,920      2,440       2,350       6,710

INCOME (LOSS) FROM OPERATIONS       19,630     (2,440)     (2,350)     14,840

OTHER INCOME AND (EXPENSE)
  Other income                           0      1,000           0       1,000

NET INCOME BEFORE TAXES             19,630     (1,440)          0      15,840

  Provision for income taxes        (2,945)         0           0      (2,945)

NET INCOME (LOSS)                $  16,685  $  (1,440)  $  (2,350)  $  12,895

EARNINGS (LOSS) PER SHARE        $       0  $       0   $       0   $       0





The accompanying notes are an integral part of these financial statements.

                         FIRST GROWTH INVESTORS, INC.
                         (A Development Stage Company)

                       STATEMENT OF STOCKHOLDERS' EQUITY

                                                                    Earnings
                                                                    (Deficit)
                                                                   Accumulated
                                        Common Stock    Capital in  During the
                                                        Excess of  Development
                                        Shares  Amount  Par Value     Stage

BALANCE, September 9, 1997 (inception)     0  $      0  $       0  $       0

Shares issued to initial stockholders
  for cash, September 18, 1997 at
  approximately $.0029 per share   1,750,000     1,750      3,300          0

Shares issued upon completion of
  offering of stock to the public at
  $.20 per share, November 1997      250,000       250     49,750          0

Direct costs of the offering of
  common stock to the public               0         0     (5,688)         0

Net income(loss)from September 9, 1997
  (inception)to December 31, 1997          0         0          0     (2,350)

BALANCE, December 31, 1997         2,000,000     2,000     47,362     (2,350)

Net income(loss)for the year ended
  December 31, 1998                        0         0          0     (1,440)

BALANCE, December 31, 1998         2,000,000     2,000     47,362     (3,790)

Net income(loss)for the six months
  ended June 30, 1999 (Unaudited)          0         0          0     16,685

BALANCE, June 30, 1999 (Unaudited) 2,000,000  $  2,000  $  47,362  $  12,895





The accompanying notes are an integral part of these financial statements.

                         FIRST GROWTH INVESTORS, INC.
                         (A Development Stage Company)

                           STATEMENTS OF CASH  FLOWS
                                                          From
                                                        Inception   Earnings
                                     For The           (September9  (Deficit)
                                   Six Months For The      1997)   Accumulated
                                      Ended  Year Ended     to     During The
                                     June 30 December31 December31 Development
                                       1999     1998       1997       Stage
                                  (Unaudited)                      (Unaudited)
INCREASE (DECREASE) IN CASH

CASH FLOWS FROM OPERATING ACTIVITIES:
  Sale of inventory                  $ 30,420 $       0 $      0   $  30,420
  Organization costs                        0         0   (1,000)     (1,000)
  Cash paid for inventory and related costs 0         0  (54,588)    (54,588)
  Cash paid to suppliers and others    (1,820)     (836)  (1,540)     (4,446)
  Cash paid for interest                    0      (914)       0        (914)

    Cash Flows (Used) by Operating
      Activities                       28,600    (1,750) (57,128)    (30,528)

CASH FLOW FROM INVESTING ACTIVITIES:        0         0        0           0

CASH FLOWS FROM FINANCING ACTIVITIES:
  Sale of common stock                      0         0   55,050      55,050
  Direct costs of common stock sale         0    (4,006)  (1,682)     (5,688)
  Proceeds from short term advance and loan 0    11,000        0      21,000
  Loan payment                        (11,000)  (10,250)  10,000     (21,000)
    Cash Flows Provided (Used) by
      Financing Activities            (11,000)   (3,256)  63,368      49,362

NET INCREASE (DECREASE) IN CASH        17,600    (5,006)   6,240      18,834

CASH - BEGINNING OF PERIOD              1,234     6,240        0           0

CASH - END OF PERIOD                 $ 18,834 $   1,234 $  6,240   $  18,834

RECONCILIATION OF NET INCOME (LOSS)
  TO NET CASH PROVIDED (USED) BY
  OPERATING ACTIVITIES

NET INCOME (LOSS)                    $ 16,685 $  (1,440)$ (2,350)  $  12,895

Adjustment to reconcile net income
  (loss) to net cash provided(used)
  by operating activities
    Amortization of organization costs    100       200       50         350
    Changes in assets and liabilities
     (Increase)in accounts receivable (45,718)        0        0     (45,718)
     (Increase)decrease in inventory   54,588         0  (54,588)          0
     (Increase)decrease in prepaid expenses 0      500      (500)          0
     (Increase) in organization costs       0        0    (1,000)     (1,000)
     Increase(decrease) in accounts payable 0     (880)       880          0
     Increase(decrease) in accrued interest 0     (130)       130          0
     Increase in estimated income
      tax payable                       2,945        0          0      2,945
     Increase in note payable               0        0        250          0

       Total Adjustments               11,915     (310)   (54,778)   (43,423)

NET CASH PROVIDED (USED) BY
  OPERATING ACTIVITIES               $ 28,600 $ (1,750) $ (57,128) $ (30,528)

The accompanying notes are an integral part of these financial statements.

                    FIRST GROWTH INVESTORS, INC.
                   (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS

  NOTE   1  -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       Organization - The Company was organized under the laws of the State of Nevada on September 9, 1997 and has elected a fiscal year end of December 31st. The Company was formed for the purpose of engaging in any lawful business practice. The Company presently has acquired an initial inventory of select wines to hold for investment and resale. The Company has not commenced planned principal operations and is considered a development stage company as defined in SFAS No. 7. The Company, has at the present time, not paid any dividends and any dividends that may be paid in the future will depend upon the financial requirements of the Company and other relevant factors.

       Net Earnings Per Share - The computation of net income (loss) per share of common stock is based on the weighted average number of shares outstanding during the period presented.

       Organization Costs - The Company is amortizing its organization costs, which reflect amounts expended to organize the Company, over sixty (60) months using the straight-line method.

       Income Taxes - Due to operating losses at December 31, 1998 and 1997 no provisions for income taxes has been made. There are no deferred income taxes resulting from income and expense items being reported for financial accounting and tax reporting purposes in different periods.

       Cash and Cash Equivalents - For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. At December 31, 1998 and 1997 the Company did not have non-cash investing and financing activities.

       Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       Inventory   -   Inventory consists of finished product purchased
       for resale and is stated at the lower of cost determined by the FIFO Method or Market.

       Unaudited Interim Information   -   In the opinion of management,
       the unaudited financial statements reflect all adjustments, consisting only of normal adjustments, necessary to present fairly, the financial position of the Company at June 30, 1999 and the results of operations and cash flows for the six months then ended. The results of operations and cash flows for the six months ended June 30, 1999 should not necessarily be taken as indicative of the results of operations and cash flows for the entire year ended December 31, 1999.

                    FIRST GROWTH INVESTORS, INC.
                   (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS

  NOTE   2  -  COMMON STOCK TRANSACTIONS

       The Company on September 18, 1997 sold 1,750,000 shares of common stock to initial stockholders at approximately $.0029 per share for $5,050.

       During November 1997, the Company completed an offering of its common stock wherein it sold shares of the Company's common stock to the public at $.20 per share for a total of $50,000. Direct costs of the offering were $5,688.

  NOTE    3  -  RELATED PARTY TRANSACTIONS

       An officer of the Company is providing a mailing address to the Company without charge. This service has been determined by the Company to have only nominal value. As of December 31, 1998 and 1997 no compensation has been paid or accrued to any officers or directors of the Corporation. Any services provided by officers or directors to date has been determined by the Company to have only nominal value.

  NOTE    4  -  INCOME TAXES

       At December 31, 1998 and 1997, the Company had net operating losses (NOL) of $3,790 and $2,350 which can be carried forward to offset operating income. The NOL will expire as shown below. Valuation allowances of $569 and $353 for 1998 and 1997 respectively have been established for those tax credits which are not expected to be realized. The change in the NOL for 1998 and 1997 was $216 and $353 respectively.

     Year     Amount
     2012     $  2,350
     2018     $  1,440

  NOTE    5  -  NOTE PAYABLE AND SHORT TERM ADVANCE

       On November 19, 1997, the Company borrowed $10,250 from a bank at 11% interest. The loan principal amount of $10,250 plus unpaid accrued interest was due on November 19, 1998. The Company paid quarterly interest on the loan. The loan was secured by a stockholder of the Company. The loan was paid November 1998.

       On November 30, 1998, the Company borrowed $11,000 from a business on a short term non interest bearing advance. The advance was repaid January 22, 1999.


  NOTE    6  -   SUBSEQUENT EVENT

       During the first quarter of 1999 all of the inventory was sold. The total selling price of the inventory was $76,138. The Company has received a payment of $30,420 towards the balance owing.

                    FIRST GROWTH INVESTORS, INC.
                   (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS

  NOTE    7  -   WARRANTS

       The Company has declared a distribution of 1,000,000 common stock purchase Warrants to shareholders. The Warrants are exercisable at $1.00 per share, prior to June 30, 2002, subject to effectiveness of registration of Warrants and underlying shares.











































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